Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Ephraim (investors) (646) 536-7002 sephraim@theruthgroup.com

Jason Rando (media)/Janine McCargo (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX Receives European Commission Approval for Qutenza™

Approved for peripheral neuropathic pain in non–diabetic adults

San Mateo, Calif., (May 21, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that the European Commission has formally granted marketing authorization of Qutenza™ 179 mg cutaneous patch (formerly NGX-4010) for the treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain. Qutenza can only be obtained with a prescription. The centralized marketing authorization allows Qutenza to be marketed in all 27 countries of the European Union.

The approval of Qutenza follows a positive opinion recommending approval from the European Medicines Agency’s (EMEA) Committee for Medicinal Products for Human Use (CHMP) on March 19, 2009. Qutenza, a cutaneous (dermal) patch, is designed to locally deliver a high-concentration (8%) of the active substance capsaicin and to provide sustained relief from peripheral neuropathic pain. Following application to the painful areas on the skin, Qutenza is allowed to remain in place for 30 minutes for the feet (e.g., HIV-associated neuropathy) and 60 minutes for other locations (e.g., postherpetic neuralgia). Qutenza is not indicated for adults who have diabetes as there is only limited experience with Qutenza in patients with Painful Diabetic Neuropathy (PDN), and repeated treatments with Qutenza in patients with PDN have not been studied.

NeurogesX anticipates that Qutenza will be marketed in the European Union through a commercial partner.

Anthony DiTonno, President and CEO, commented, “The European approval of Qutenza represents a major milestone for NeurogesX. It marks the culmination of years of development efforts by the NeurogesX team and represents a validation both of our people and of Qutenza. This also signifies our transition to a commercial enterprise.

Although we expect to commercialize Qutenza in the EU with a commercial partner, we have been preparing for this day for quite some time. We anticipate completing our discussions with a European commercial partner in the next few months and believe that a launch of Qutenza in the EU could take place early next year.”

Dr. Jeffrey Tobias, Chief Medical Officer, noted, “NeurogesX is proud to be able to provide this new treatment option for non-diabetic patients with peripherial neuropathic pain. These patients will now have access to a non-systemic treatment delivered directly to the site of pain that can produce up to three months of pain relief following a single 30- or 60-minute application.”

In October 2008, the Company submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) requesting marketing approval of Qutenza for the management of pain associated with postherpetic neuralgia (PHN). In December 2008, the NDA was accepted by the FDA for review, resulting in a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

About Neuropathic Pain

Neuropathic pain is a type of chronic pain that results from injury to, or dysfunction of, nerves in the central or peripheral nervous systems. Peripheral neuropathic pain is an inappropriate sensation of pain that results when injured or dysfunctional nerve endings send aberrant pain signals to the brain, in the absence of harmful stimuli. It can result from viruses, in cases of postherpetic neuralgia (PHN) and painful HIV-distal sensory polyneuropathy (HIV-DSP), or diseases, such as diabetes.

An estimated 8% of the world’s population and an estimated 3.0 million people in Europe suffer from neuropathic pain. The market for neuropathic pain is quickly growing due to the rise in the aging population, diabetes, life expectancy for HIV-positive individuals, and heightened awareness among the medical community.

Peripheral neuropathic pain syndromes can be difficult to treat and current treatment options may be limited by the need for frequent dosing and undesirable systemic side effects.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for Qutenza to the U.S. Food and Drug Administration (FDA) in October 2008 for PHN, which was accepted for filing by the FDA in December 2008.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, NeurogesX’ plans to seek and timing to obtain a commercial partner for Qutenza in Europe; the size, scope and growth of potential markets for NeurogesX’ product candidates; and the expected benefits of NeurogesX’ product candidates and its plans with regard to seeking potential development partners for its early stage product pipeline. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy physician or patient reluctance to use Qutenza or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.